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                                                                     Exhibit 5.1

                        LETTERHEAD OF OGILVY RENAULT LLP

Montreal, October 14, 2005

Videotron Ltee
300 Viger Street East
Montreal, Quebec
H2X 3W4

Ladies and Gentlemen:

RE: US$175,000,000 6 3/8% Senior Notes due December 15, 2015

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    In connection with the registration under the United States Securities Act of 1933, as amended (the "Securities Act") of (a) US$175,000,000 principal amount of 6 3/8% Senior Notes due December 15, 2015 (the "Notes") of Videotron Ltee, a company incorporated under and governed by the laws of the Province of Quebec (the "Company"), to be issued in exchange for the Company's outstanding
6 3/8% Senior Notes due December 15, 2015 pursuant to an indenture dated September 16, 2005 (the "Indenture") among the Company, the subsidiaries of the Company listed on Schedule I hereto (collectively, the "Guarantors") and Wells Fargo Bank, National Association as trustee, and (b) the guarantees
(the "Guarantees") of each of the Guarantors endorsed upon the Notes, we as your special counsel, have examined such corporate records, certificates and other documents, and such questions of law as we have considered necessary or appropriate for the purposes of the opinion expressed below. We have also relied as to certain factual matters on information obtained from officers of the Company and the Guarantors, public officials and other sources believed by us to be responsible.

    Upon the basis of such examination, we advise you that, in our opinion, when the Company's Registration Statement on Form F-4 relating to the Notes and the Guarantees (the "Registration Statement") has become effective under the Securities Act, the terms of the Notes and the Guarantees and of their issuance have been duly established in conformity with the Indenture so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company or the Guarantors, respectively, and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company and the Guarantors, respectively, and the Notes and Guarantees have been duly executed, delivered and authenticated in accordance with the terms of the Indenture and issued as contemplated in the Registration Statement, the Notes and the Guarantees will constitute valid and legally binding obligations of the Company and the Guarantors, respectively, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

    The foregoing opinion is limited to the federal laws of the United States, the laws of the State of New York, and the laws of the Province of Quebec and the federal laws of Canada applicable therein, all as of the date hereof, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.
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    We have prepared the discussion included in the prospectus forming part of the Registration Statement under the caption "Certain Tax
Considerations -- Canadian Material Federal Income Tax Considerations for Non-Residents of Canada". The discussion under that caption is our opinion of the main Canadian federal income tax consequences applicable to Non-Resident Holders, as defined therein, subject to the conditions, limitations and assumptions described therein.

    We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to this firm under the headings, "Enforceability of Civil Liabilities", "Legal Matters", "Description of the Notes -- Enforceability of Judgments" and "Certain Tax
Considerations -- Canadian Material Federal Income Tax Considerations for Non-Residents of Canada" in the prospectus included in the Registration Statement. In giving the foregoing consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the United States Securities and Exchange Commission thereunder.

Yours truly,

/s/ OGILVY RENAULT LLP

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                                   SCHEDULE I

Groupe de Divertissemement SuperClub Inc.
Le SuperClub Videotron Ltee
SuperClub Properties inc.
SuperClub Videotron Canada Inc.
CF Cable TV Inc.
Videotron (Regional) Ltd.

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